SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant [  ]
Filed by a party other than the registrant [X]

Check the appropriate box:
[  ] Preliminary Proxy Statement     [ ] Confidential, for use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[X] Soliciting Material pursuant to Rule 14a-12

                              Cohoes Bancorp, Inc.
                         ------------------------------
                (Name of Registrant as Specified in Its Charter)

                            Ambanc Holding Co., Inc.
                         ------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
  [X] No fee required
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

  [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:

            Ambanc Raises Offer Price and Will Commence Tender Offer
                for Cohoes Bancorp for $16.50 Per Share, All Cash

                        Ambanc Urges Cohoes Stockholders
                      to Vote Against the Hudson River Sale

AMSTERDAM, N.Y.--July 27, 2000--Ambanc Holding Co., Inc. (NASDAQ: AHCI) ("Ambanc") announced today that it intends to commence a tender offer for Cohoes Bancorp, Inc. ("Cohoes") in which it will seek to acquire all outstanding shares of Cohoes directly from the stockholders at a price of $16.50 per share in cash, representing a $1.25 per share increase to Ambanc's existing all cash proposal to acquire Cohoes, which was rejected by Cohoes management. The offer of $16.50 per share in cash represents a premium of more than 17% over the proposed sale of Cohoes to Hudson River Bancorp, Inc. ("Hudson River"), based upon Hudson River's closing price of $11.875 on July 26, 2000.

Ambanc also announced today that, along with its tender offer materials, it intends to file preliminary proxy materials with the Securities and Exchange Commission to urge Cohoes stockholders to vote against the proposed Hudson River sale.

John Lisicki, Ambanc's President and CEO stated: "The management and the Board of Directors of Cohoes have seriously failed Cohoes stockholders in their refusal to consider Ambanc's acquisition proposal. Management and the Board of Cohoes has refused to provide their stockholders with the right to vote on our proposal and they have avoided discussing the merits of our proposal by claiming that we are not serious about acquiring Cohoes. Because we are very serious about our offer to Cohoes, we are bypassing Cohoes management and taking our offer directly to the Cohoes stockholders. We are also increasing our offer to $16.50 per share in cash and urging all Cohoes stockholders to vote against the proposed sale to Hudson River, a sale that in our opinion represents a give-away of the Cohoes franchise for a fraction of its value. Our offer is not rich in benefits and cash to the management and Board of Directors of Cohoes, but instead transfers the value of the transaction to the stockholders, the true owners of Cohoes."

Ambanc's tender offer is subject to certain contingencies, including the satisfaction of a minimum tender condition, Cohoes stockholders not approving the proposed Hudson River merger, valid termination of the lock-up option granted to Hudson River, customary bank regulatory approvals, approvals by the Cohoes' Board of Directors and Cohoes stockholders necessary to remove anti-takeover obstacles, and satisfactory completion of due diligence. The complete details of Ambanc's tender offer will be set forth in the tender offer statement to be filed with the Securities and Exchange Commission.

Ambanc intends to file with the Securities and Exchange Commission a tender offer statement and preliminary proxy materials with respect to Ambanc's solicitation against the proposed Hudson River sale. Ambanc advises investors to carefully read both of these documents at the time they are filed because they will contain important information. Investors may obtain a free copy of these documents, when they become available, at the SEC's web site at www.sec.gov. These documents may also be obtained for free from Ambanc by directing a written request to Ambanc Holding Co., Inc., 11 Division Street, Amsterdam, New York 12010,
Attention: Secretary.

As of July 26, 2000, Ambanc was the beneficial owner of 304,650 shares of Cohoes common stock. The directors and executive officers of Ambanc may be deemed to be "participants" in Ambanc's solicitation of Cohoes stockholders. Information regarding the participants, including their holdings of Cohoes stock, is set forth under a statement pursuant to Rule 14a-12 filed by Ambanc with the Securities and Exchange Commission today.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Ambanc does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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CONTACT: Ambanc Holding Co., Inc.
John M. Lisicki, President & CEO (518) 842-7200
Email:  jlisicki@mohawkcommunitybank.com

Certain Information Concerning Participants

     Ambanc Holding Co., Inc. ("Ambanc") and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Cohoes stockholders to approve the merger. Ambanc's Board of Directors is composed of:

John J. Daly, Marvin R. LeRoy, Jr., Lawrence B. Seidman, Ronald S. Tecler, James
J. Bettini, Sr., Seymour Holtzmann,  Allan R. Lyons, Charles E. Wright,  William
L. Petrosino, Lauren T. Barnett, Daniel J. Greco, John M. Lisicki, Charles S. Pedersen, and John A. Tesiero, Jr. Other participants in the solicitation may include Benjamin Ziskin, James J. Alescio, Thomas Nachod and Robert Kelly, who are executive officers of Ambanc. As of the date of this filing on Schedule 14A pursuant to Rule 14a-12, the directors and executive officers of Ambanc may be deemed to be beneficial owners of shares of Cohoes common stock as follows:
Allan R. Lyons, 7,600 shares; William L. Petrosino, 3,000 shares; and Thomas Nachod, 1,000 shares. The other directors and executive officers of Ambanc, as named above, each own less than 1% of Cohoes common stock.